QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

Contact:
Jeff Watts, Chief Financial Officer
US SEARCH
310/302-6300

Crocker Coulson, Partner
Coffin Communications Group
818/789-0100

US SEARCH ANNOUNCES CONVERSION OF 8% CONVERTIBLE PROMISSORY
NOTES AND SERIES A-1 CONVERTIBLE PREFERRED STOCK
    •        Capital Structure is Simplified and Debt is Significantly Reduced

LOS ANGELES, July 22, 2002—US SEARCH.com Inc. (Nasdaq: SRCH), a leader in Internet-based verification and location services, today announced that all $14.2 million in aggregate principal amount of its outstanding 8% Convertible Promissory Notes (the "Notes") has automatically converted into Common Stock of US SEARCH pursuant to the terms of the Notes on July 18, 2002. The conversion price of the Notes was $0.5292 per share, which resulted in the issuance of an aggregate of 27,864,051 shares of Common Stock upon conversion of the Notes.

US SEARCH today also announced that Pequot Private Equity Fund II, L.P., the holder of all 203,113 shares of Series A-1 Convertible Preferred Stock currently outstanding (the "Series A-1 Shares"), has elected to convert all of its Series A-1 Shares into Common Stock as of the close of business on July 18, 2002. The conversion price of the Series A-1 Shares was $0.48237 per share, which resulted in the issuance of an aggregate of 42,107,303 shares of Common Stock upon conversion of the Series A-1 Shares.

After the conversion of both the Notes and the Series A-1 shares, US SEARCH has approximately $3,370,000 in debt and no preferred shares outstanding.

About US SEARCH

Founded in 1994, US SEARCH is an Internet-based trust and risk management services company, supplying consumer and enterprise clients with Web-enabled location, verification and screening services using its proprietary intelligent software platform. US SEARCH has extended its employment screening and background check product lines to provide identity verification services and fraud prevention tools to Global 2000 companies and is a leader in finding people. US SEARCH aims to give its customers peace of mind by providing the right information to make faster, safer, smarter decisions(SM).

Business Risks and Forward-Looking Statements

This news release may contain forward-looking statements regarding future events or the future performance of US SEARCH. These projections and statements involve risks and uncertainties. Readers are referred to the Company's latest Annual Report on Form 10-K, Form 10-Q and other documents filed by US SEARCH with the Securities and Exchange Commission US SEARCH's actual future events or results may differ materially as a result of risks facing US SEARCH or actual results differing from the assumptions underlying such statements.

# # #

QuickLinks

US SEARCH ANNOUNCES CONVERSION OF 8% CONVERTIBLE PROMISSORY NOTES AND SERIES A-1 CONVERTIBLE PREFERRED STOCK • Capital Structure is Simplified and Debt is Significantly Reduced